Exhibit 10.26
Summary of 2011 Commission Program for Robert H. King
Effective February 1, 2011
Under the 2011 Commission Program, Mr. King will be eligible to receive commission compensation at a rate which is equal to a percentage of the Company’s 2011 revenue.
Base Rate: At the “base rate,” Mr. King will be paid commission at the rate of 0.2% in addition to his base salary of $234,840.
Plan Rate: If the Company achieves its revenue plan established for 2011 (the “2011 Revenue Plan”), retroactive to January 1, 2011, Mr. King will be eligible to receive straight commission (in lieu of and not in addition to his base salary) at the “plan rate” of 0.95%.
Over Plan Rate: For any portion of the Company’s 2011 revenue which exceeds the 2011 Revenue Plan, Mr. King is eligible to receive commission at the “over plan” rate of 3.0%.
Once the Company’s 2011 Revenue Plan is achieved, Mr. King’s 2011 compensation will be recalculated in accordance with the appropriate commission rates retroactive to January 1, 2011, and amounts previously paid to him in the form of base salary and at the base commission rate will be credited toward the recalculated amount. In the event that the Company does not achieve its 2011 Revenue Plan, Mr. King will receive as compensation his base salary and commission earned at the base rate.